RESOLVED, that effective March 19, 1998, the Fixed Benefit Option provision of the Deferred Compensation Plan for Non-Management Directors be amended to provide that, with respect to any Director with deferrals under the Fixed
Benefit Option who dies after March 19, 1998 but prior to retirement from the Board, his or her beneficiary under the Plan shall receive the greater of the 15-year certain Retirement Income Benefit or the 15-year certain Survivor Income Benefit; and

FURTHER RESOLVED, that J. P. Mulcahy, W. P. McGinnis and C. S. Sommer, and each of them, be, and they hereby are, authorized to do any and all acts and execute any and all documents deemed necessary or desirable to effect the foregoing amendment.